Exhibit 10.29

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT IN PLACES MARKED “[***]” BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

FIRST AMENDMENT
TO
LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This First Amendment (this “Amendment”) to the License, Development and Commercialization Agreement between BioCryst Pharmaceuticals, Inc. (“BioCryst”) and Shionogi & Co., Ltd. (“Shionogi”), dated as of February 28, 2007 (the “Agreement”), shall be effective as of September 30, 2008 (the “First Amendment Date”).

WITNESSETH

WHEREAS, pursuant to Section 17.14 of the Agreement, the Agreement may be amended in writing by BioCryst and Shionogi; and

WHEREAS, BioCryst and Shionogi desire to amend the Agreement to expand the Territory to Taiwan (defined below) and to provide rights for Shionogi to perform a Phase III Clinical Trial in Hong Kong (defined below), which is outside the Territory.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and in the Agreement, BioCryst and Shionogi, intending to be legally bound hereby, amend, update and supplement the Agreement as follows:

1. Amendment of the Agreement. The parties hereby agree to amend the Agreement, effective as of the First Amendment Date as follows:

a.	Definitions. The following definitions shall be added to Section 1.1 of the Agreement, as follows:

(fff) “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

(ggg) “2008 Trial” means the Phase III Clinical Trial described in Section 5.1(a), below.

(hhh) “Taiwan” means the territories of Taiwan, Republic of China.

b.	Territory. Section 1.1(bbb) of the Agreement is hereby amended and restated in its entirety as: ““Territory” means Japan and Taiwan”.

c.	References to Japan. The following references to “Japan” or “Japanese” are hereby amended and restated in their entirety as follows:

1(h) “cGMPs” means the United States then-current good manufacturing practices and the equivalent standards of the Governmental Entities in the Territory.

1(aa) “IND” means an Investigation of a New Drug Filing (or the Japanese or Taiwanese equivalent) with a Regulatory Authority in the Territory for purposes of obtaining permission to initiate human clinical testing in such jurisdiction.

1(oo) “NDA” means a New Drug Application (or the Japanese or Taiwanese equivalent), including all supplements and amendments thereto, for the approval of the Licensed Product as a new drug by the MHLW or applicable Regulatory Authority in the Territory.

d.	Section 2.1. Section 2.1 is hereby amended and restated in its entirety as:

License Grant; Reservation of Rights; Right to Conduct 2008 Trial in Hong Kong.

(a) Solely to the extent necessary for Shionogi to perform its obligations hereunder in accordance with the terms of this Agreement, and subject to all of the rights retained hereunder, BioCryst hereby grants Shionogi a personal, non-sublicensable, non-transferable, non-assignable right and license under the BioCryst Patents and BioCryst Know-How, to (i) exclusively Develop Licensed Products solely in the Field and in the Territory, and (ii) exclusively Commercialize Licensed Products solely in the Field and in the Territory. The foregoing license grant shall be deemed to extend to Shionogi’s Affiliate, Taiwan Shionogi & CO., Ltd. (“Shionogi Taiwan”) solely with respect to activities in Taiwan. Other than as explicitly set forth in this Section 2.1, no other licenses to the BioCryst Intellectual Property Rights or otherwise (including but not limited to all rights in BioCryst Intellectual Property Rights outside the Field and outside the Territory) are granted in this Agreement. [***].

(b) In connection with the 2008 Trial, and only for such purpose, BioCryst hereby grants Shionogi the limited, nonexclusive right to conduct the 2008 Trial in Hong Kong. For the purposes of clarity, it is understood and agreed that the foregoing right set forth in this Section 2.1(b) is granted in furtherance of Shionogi’s rights in the Territory, is subject in all respects to all of the terms and conditions set forth in this Agreement including the license grant and retained rights, including in Sections 2.1(a) and 2.3, and does not include any further rights to Develop or Commercialize in Hong Kong. All rights granted under this Section 2.1(b) shall terminate upon the completion of the 2008 Trial.

e.	Section 2.2. Section 2.2 is hereby amended and restated in its entirety as:

Manufacturing. [***].

f.	Section 3.5(f). The following is hereby added as a new Section 3.5(f):

(f) BioCryst will be obligated to supply Licensed Product and Compound to Shionogi pursuant to this Section 3.5 (and otherwise under this Agreement) only in Japan, and not in any other location, including Taiwan, unless otherwise agreed to in writing by the Parties.

g.	Section 3.6. The following is hereby added to the end of Section 3.6:

BioCryst will be obligated to supply Compound to Shionogi pursuant to this Section 3.6 (and otherwise under this Agreement) only in Japan, and not in any other location, including Taiwan, unless otherwise agreed to in writing by the Parties.

h.	Section 5.1. The following is hereby added at the end of the existing Section 5.1:

Shionogi hereby acknowledges and agrees that, notwithstanding the fact that the Territory includes the jurisdictions of Japan and Taiwan, Shionogi shall give priority to its Development activities and achievement of the Milestone Events set forth in Section 5.6 in Japan over Taiwan.

i.	Section 5.1(a). The following is hereby added as a new Section 5.1(a) of the Agreement:

5.1(a) 2008 Trial Diligence. Shionogi hereby agrees to use Diligent Efforts to undertake and complete the 2008 Trial in accordance with the criteria and time frames set forth on Schedule 5.1(a), solely at Shionogi’s cost and expense.

j.	Section 5.2. Section 5.2 is hereby amended and restated in its entirety as:

Product Development outside the Territory. Other than as expressly set forth in Section 2.1(b) and solely with respect to Hong Kong, BioCryst shall have sole decision-making authority with regard to the Development and Commercialization of Licensed Products outside the Territory (and no rights under this Agreement are granted to Shionogi outside the Territory).

k.	Section 6.6. The following is herby added to the end of the existing Section 6.6 of the Agreement:

In no event may Shionogi or any Affiliate of Shionogi directly or indirectly register, or attempt to register, or assert any rights to any party in respect of any translation of a trademark, domain name or trade name owned by BioCryst.

l.	Section 9.3. The preamble of Section 9.3 is herby amended and restated in its entirety as:

Royalty Payments. In partial consideration for the licenses and rights granted to Shionogi under this Agreement, Shionogi shall pay to BioCryst the following royalty payments, on a country-by-country basis within the Territory (pursuant to the currency and exchange provisions set forth in Section 9.6 herein and the taxes provision in Section 9.7 herein), as calculated based on Net Sales in Japanese Yen, regardless of the country of sale (as converted, where applicable), which shall be paid within [***] the end of each calendar quarter:

m.	Section 9.3(c). Section 9.3(c) is hereby amended and restated in its entirety as:

Term. The term for the obligations to pay royalties under this Section 9.3 shall expire on a country-by-country basis within the Territory on the date that is the later of (i) [***] and (ii) [***]. If the royalty obligations in this Section 9.3(c) are prohibited by applicable Law, then the royalty obligations shall continue until such time as the obligation is prohibited by applicable Law.

n.	Section 9.3(d). Section 9.3(d) is hereby amended and restated in its entirety as:

Patent Coverage Adjustment. If there is no Valid Claim that, but for this Agreement would be infringed by the manufacture, use or sale of Licensed Product in either Japan or Taiwan, then the royalty obligations from Shionogi to BioCryst shall be reduced by [***]. If there is a Valid Claim in Japan, and if

(i)

[***]	, then [***]; OR

(ii)

[***]	, then [***]

Where:

•	GPS = the number of units of Generic Products sold in Japan for a given period, and

•	LPS = the number of units of Licensed Products sold in Japan for a given period.

For purposes of this Section 9.3(d) the number of “units” sold shall be appropriately adjusted to account for units of varying volumes.

o.	Section 9.3(f). Section 9.3(f) is hereby amended and restated in its entirety as:

Royalty Reports. All royalty payments shall be accompanied by written reports from Shionogi to BioCryst, showing for the calendar quarter for which such payment applies, in U.S. Dollars, all information required by BioCryst to verify the royalty payments payable hereunder, including but not limited to the information set forth on Schedule 9.3(f) for each country within the Territory, and any other information customary with industry standards of the Territory.

p.	Section 10.1. The references to “the Territory” in Section 10.1 are hereby changed to “Japan”.

2. Shionogi Taiwan. Shionogi hereby guarantees the obligations of Shionogi Taiwan and agrees to ensure that Shionogi Taiwan complies with each and every one of Shionogi’s obligations under the Agreement.

3. No Other Changes. Except as expressly modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

4. Interpretation of Certain Terms. All terms which are capitalized but not defined in this Amendment shall have the meanings ascribed in the Agreement. The words “this Agreement,” “hereunder,” “hereof” and other similar words in the Agreement from and after the First Amendment Date shall mean and include the Agreement as amended hereby.

5. Governing Law; Venue. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to choice-of-law principles of the State of New York. All actions arising under this Amendment which are not arbitrable shall be brought in the State and Federal Courts located in New York County, New York. The Parties hereby irrevocably submit to the jurisdiction of such courts.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument by and through their duly authorized representatives.

BIOCRYST PHARMACEUTICALS, INC. 2190 Parkway Lake Drive Birmingham, Alabama 35244 United States			Shionogi & Co., Ltd. 1-8, Doshomachi 3-chome Chuo-ku, Osaka 541-0045 Japan

By:	/s/ David McCullough		By:	/s/ Takuko Yamada Sawada

	Name: Title:	David McCullough VP Corp. Dev., Strategy, Commercial		Name: Title:	Takuko Yamada Sawada Corporate Officer, Executive General Manager, Pharmaceutical Development Div.

Date:	October 15, 2008		Date:	October 3, 2008

SCHEDULE 5.1(a)
PHASE III CLINICAL TRIAL DESCRIPTION

The Phase III trial which Shionogi plans to conduct in the 2008/2009 flu season and use for registration in the Territory for the purpose of receiving Marketing Approval from the Regulatory Authorities in the Territory for the treatment of seasonal flu. The formulation in this Phase III study will be administered intravenously.